 Exhibit 4.12

[FORM OF]

SECURITY AGREEMENT

THIS SECURITY AGREEMENT, dated as of June 23, 2021 (this “Agreement”), is made by SOS HYDRATION INC., a California corporation (“Grantor”), in favor of the Lenders set forth on the signature page hereto (each, a “Lender” and collectively the “Lenders”).

RECITALS

A.                  Lenders and Grantor are parties to that certain Subscription Agreement dated June 23, 2021 (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”) pursuant to which the Lenders agreed to purchase Senior Secured Promissory Notes from the Grantor in the aggregate principal amount of up to $1,100,000 (the “Loan”).

B.                  The Loan is presently evidenced by those certain Senior Secured Promissory Notes in the aggregate principal amount of up to $1,100,000 of even date hereof (the “Notes”).

C.                  Under the terms of the Loan Agreement, Grantor is required to grant to Lenders under the Notes a security interest, subject and subordinate only to security interests expressly permitted by the Loan Agreement, in and to the Collateral hereinafter described.

D.                 This Agreement is given by Grantor in favor of the Lenders for the ratable benefit of the Lenders to secure the payment and performance of all of the Secured Obligations.

Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1               Terms. The following terms herein used shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Lenders” is defined in the recitals to this Agreement. “Collateral” is defined in Section 2.1.

“Contract" means, collectively, all sale, service, performance, equipment lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between Grantor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Loan Agreement” is defined in the recitals to this Agreement. “Grantor” is defined in the preamble to this Agreement.

“Event of Default” means the failure to pay when due, whether at stated maturity, by acceleration or otherwise, any of the Secured Obligations or any other “Event of Default” as defined in the Loan Agreement.

“Lien” means any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor’s or lessee’s interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

“Obligors” is defined in Section 3.6.

“Permitted Liens” means Liens permitted by the Loan Agreement as Permitted Senior Obligations.

“Receivables” means all accounts, payment intangibles, chattel paper and instruments.

“Secured Obligations” means any and all obligations of Grantor under the Notes and all obligations of Grantor under the Loan Agreement or any other loan document associated with the Notes, of any kind or nature, howsoever created or evidenced and whether now or hereafter existing, direct or indirect, absolute or contingent, joint and/or several, secured or unsecured, arising by operation of law or otherwise, and whether incurred by Grantor as principal, surety, endorser, guarantor, accommodation party or otherwise, including without limitation all principal and all interest (including any interest accruing subsequent to any petition filed by or against Grantor or any of them under the U.S. Bankruptcy Code, whether or not an allowed claim), indemnity and reimbursement obligations, charges, expenses, fees, attorneys’ fees and disbursements and any other amounts owing thereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California; provided, that if, with respect to any UCC financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to Lenders is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than California, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of any UCC financing statement relating to such perfection or effect of perfection or non-perfection.

1.2               Loan Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Loan Agreement.

1.3               UCC Definitions. Unless otherwise defined herein or in the Loan Agreement or the context otherwise requires, and whether or not capitalized, terms for which meanings are provided in Article 8 or Article 9 of the UCC are used in this Agreement, including its preamble and recitals, with such meanings. Without limiting the foregoing, accounts, chattel paper, commercial tort claims, certificated security, control, deposit accounts, documents, farm products, fixtures, electronic chattel paper, equipment, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights, negotiable instruments, payment intangibles, securities and software, whether or not capitalized, shall have the meanings ascribed thereto in the UCC.

ARTICLE 2

GRANT OF SECURITY INTEREST

2.1 Grant of Security Interest. To secure the prompt and complete payment of all Secured Obligations, for value received and pursuant to the Loan Agreement, Grantor hereby grants, assigns and transfers to Lenders a security interest in and to all of the Grantor’s assets, including but not limited to the following list of described assets whether now owned or existing or hereafter acquired or arising and wherever located (all of which is herein collectively called the “Collateral”):

(a)                all Accounts; all Payment Intangibles; all general intangibles (including, without limitation, all patents, patent applications, trademarks, copyrights and works of authorship, know-how, inventions and all other intellectual property); all Deposit Accounts and any and all monies credited by or due from any financial institution or any other depository; all additional amounts due to Grantor from any Account Debtors relating to the Accounts; all Contract rights, rights of payment earned under a Contract right, Instruments (including promissory notes), Chattel Paper (including electronic chattel paper), letters of credit, and money; all Supporting Obligations of the foregoing; all real and personal property of third parties in which Grantor has been granted a lien or security interest as security for the payment or enforcement of Accounts; and

(b)                  all proceeds and products of subsection (a) of this Section 2.1 in whatever form, including: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, and tort claim proceeds.

Notwithstanding the foregoing, each Lender acknowledges and agrees that (a) the Indebtedness evidenced by the Note issued to such Lender, and such Lender’s rights and remedies hereunder and under the Other Investor Agreements, shall be junior with respect to any Collateral that is subject to the Permitted Senior Obligations (including the Permitted Liens) for so long as such Permitted Senior Obligations remain outstanding; and (b) the Lenders shall not have a security interest in Excluded Collateral for so long as the applicable Permitted Lien remains outstanding; provided that the Grantor agrees to immediately take all actions necessary to grant to the Lenders a first priority security interest in the Excluded Collateral at such time as any Indebtedness subject to the applicable Permitted Lien has been paid in full (and the Lenders shall be able to take such actions necessary to perfect the security interest in such Excluded Collateral, including, without limitation, filing a UCC-3 amendment to include the Excluded Collateral within the definition of Collateral subject to the Purchasers’ security interest).

ARTICLE 3

REPRESENTATIONS AND COVENANTS

Grantor further represents, warrants, covenants and agrees with Lenders as follows:

3.1               Ownership of Collateral; Security Interest Priority. At the time any Collateral becomes subject to a security interest of Lenders hereunder, unless Lenders shall otherwise consent, Grantor shall be deemed to have represented and warranted that (a) Grantor is the lawful owner of such Collateral or has the power to transfer the Collateral and have the right and authority to subject the same to the security interest of Lenders; and (b) other than Permitted Liens, none of the Collateral is subject to any Lien other than that in favor of Lenders and there is no effective financing statement or other filing covering any of the Collateral on file in any public office, other than in favor of Lenders. This Agreement creates in favor of Lenders a valid security interest, subject only to Permitted Liens, in the Collateral (other than the Excluded Collateral), which security interest, upon filing of financing statements in the appropriate offices in the locations listed on Schedule 3.1, will be perfected for security interests that may be perfected by the filing of a financing statement, enforceable against Grantor and all third parties and securing the payment of the Secured Obligations. Grantor authorizes Lenders to file financing statements describing the Collateral as reasonably determined by Lenders and if requested will execute and deliver to Lenders all documents and take such other actions as may from time to time be reasonably requested by Lenders in order to maintain a security interest in, and if applicable, possession and control of, the Collateral. Grantor will not, without the prior written consent of Lenders, which will not be unreasonably withheld or delayed sell, lease, license, transfer, assign or otherwise dispose, or permit or suffer to be sold, leased, licensed, transferred, assigned or otherwise disposed, any of the Collateral, except for any assets permitted to be sold, leased, licensed, transferred, assigned or otherwise disposed under the Loan Agreement, subject to the terms of the Loan Agreement or sales in the ordinary course of business. Subject to any limitations in the Loan Agreement, Lenders or their attorneys may after a prior written notice and on regular business hours inspect the Collateral and for such purpose may enter upon any and all premises where the Collateral is or might be kept or located.

3.2	Perfection of Security Interest and Further Assurances.

(a)                The Grantor hereby irrevocably authorizes the Lenders at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Grantor hereunder, without the signature of the Grantor where permitted by law, including the filing of a financing statement describing the Collateral as all assets now owned or hereafter acquired by the Grantor, or words of similar effect. The Grantor agrees to provide all information required by the Lenders pursuant to this Section promptly to the Lenders upon request.

(b)                The Grantor hereby further authorizes the Lenders to file with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any state of the United States or in any other country) this Agreement, any necessary security agreements and other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Grantor hereunder, without the signature of the Grantor where permitted by law.

(c)                The Grantor agrees that at any time and from time to time, at the expense of the Grantor, the Grantor will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that the Lenders may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Lenders to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.

3.3               Names; Locations. Grantor represents and warrants that Schedule 3.3 sets forth the following for Grantor: (a) the jurisdiction in which Grantor is located for purposes of Sections 9-301 and 9-307 of the UCC; (b) the address of Grantor’s chief executive office; (c) each trade name or other name (other than its name set forth on the signature page hereto) used by Grantor; and (d) Grantor’s federal taxpayer identification number (and, during the four months preceding the date hereof, Grantor has not had any other federal taxpayer identification number) and state organizational number. During the past four months preceding the date hereof, Grantor has not been known by any legal name different from the one set forth on the signature page hereto, nor has Grantor been the subject of any merger or other corporate reorganization during the past five years. The name set forth on the signature page is the true and correct name of Grantor. Grantor will not change its name or place of incorporation or organization or federal taxpayer identification number except upon 30 days’ prior written notice to Lenders.

3.4               Taxes, Etc. Grantor will pay any taxes, assessments and similar imposts and charges, that are now or hereafter may become a Lien upon any of the Collateral, in accordance with the terms and requirements of the Loan Agreement.

3.5               Maintenance of Collateral. Grantor shall preserve and maintain all rights of Grantor and Lenders in all Collateral, and will not subordinate, supplement or otherwise modify any claim or right of Grantor with respect to any Collateral, or permit, consent or suffer to occur any of the foregoing, if the effect thereof is to impair, or is in any manner adverse to, the rights or interests of Lenders without the prior written consent of Lenders.

3.6               Special Rights Regarding Receivables. Lenders or any of their agents may, at any time and from time to time in its sole discretion upon the existence of any Event of Default, verify, directly with each Person (collectively, the “Obligors”) that owes any Receivables to Grantor, the Receivables in any reasonable manner. Lenders or any of their agents may, at any time from time to time after and during the continuance of an Event of Default, notify the Obligors of the security interest of Lenders in the Collateral and/or direct such Obligors that all payments in connection with such obligations and the Collateral be made directly to Lenders in Lenders’ names. If Lenders or any of their agents shall collect such obligations directly from the Obligors, Lenders or any of their agents shall have the right to resolve any disputes relating to returned goods directly with the Obligors in such manner and on such terms as Lenders or any of their agents shall deem appropriate. Grantor directs and authorizes any and all of its present and future Obligors to comply with requests for information from Lenders, Lenders’ designees and agents and/or auditors, relating to any and all business transactions between Grantor and the Obligors. Grantor further directs and authorizes all of its Obligors upon receiving a notice or request sent by Lenders or Lenders’ agents or designees to pay directly to Lenders any and all sums of money or proceeds now or hereafter owing by the Obligors to Grantor, and any such payment shall act as a discharge of any debt of such Obligor to Grantor in the same manner as if such payment had been made directly to Grantor. Grantor agrees to take any and all action as Lenders may reasonably request to assist Lenders in exercising the rights described in this Section.

ARTICLE 4

REMEDIES

4.1    General Remedies. Upon the occurrence and during the continuance of any Event of Default, Lenders shall have and may exercise any one or more of the rights and remedies provided to Lenders under this Agreement, the Loan Agreement or any of the other loan documents or provided by law, including but not limited to all of the rights and remedies of a secured party under the UCC, and Grantor hereby agrees to assemble the Collateral and make it available to Lenders at a place to be designated by Lenders that is reasonably convenient to both parties, authorizes Lenders to take possession of the Collateral with or without demand and in accordance with applicable law and to sell and dispose of the same at public or private sale and to apply the proceeds of such sale to the costs and expenses thereof (including reasonable attorneys’ fees and disbursements, incurred by Lenders) and then to the payment and satisfaction of the Secured Obligations. Any requirement of reasonable notice shall be met if any Lender sends such notice to Grantor, by registered or certified mail, at least 10 days prior to the date of sale, disposition or other event giving rise to a required notice. Any Lender may be the purchaser at any such sale. Grantor expressly authorizes such sale or sales of the Collateral in advance of and to the exclusion of any sale or sales of or other realization upon any other collateral securing the Secured Obligations. No Lender shall have any obligation to preserve rights against prior parties, and no Lender shall have any obligation to clean-up or otherwise prepare the Collateral for sale. Grantor hereby waives as to Lenders any right of subrogation or marshaling of such Collateral and any other collateral for the Secured Obligations. To this end, Grantor hereby expressly agrees that any such collateral or other security of Grantor or any other party that Lenders may hold may be dealt with in all respects and particulars as though this Agreement were not in existence. The parties hereto further agree that public sale of the Collateral by auction conducted in any county in which any Collateral is located or in which Lenders or Grantor does business after advertisement of the time and place thereof shall, among other manners of public and private sale, be deemed to be a commercially reasonable disposition of the Collateral. Grantor shall be liable for any deficiency remaining after disposition of the Collateral. Lenders may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Lenders may specifically disclaim any warranties of title or the like. If any Lender sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by the purchaser, received by Lenders and applied to the indebtedness of such purchaser. In the event any such purchaser fails to pay for the Collateral, Lenders may resell the collateral and Grantor shall be credited with the proceeds of sale.

4.2	Special Remedies Concerning Certain Collateral.

(a)                Upon the occurrence and during the continuance of any Event of Default, Grantor shall, if requested to do so in writing, and to the extent so requested, promptly collect and enforce payment of all amounts due Grantor on account of, in payment of, or in connection with, any of the Collateral, hold all payments in the form received by Grantor as trustee for Lenders, without commingling with any funds belonging to Grantor, and forthwith deliver all such payments to Lenders with endorsement to Lenders’ order of any checks or similar instruments.

(b)                Upon the occurrence and during the continuance of any Event of Default, Grantor shall, if requested to do so, and to the extent so requested, notify all Obligors and other Persons with obligations to Grantor on account of or in connection with any of the Collateral of the security interest of Lenders in the Collateral and direct such account debtors and other Persons that all payments in connection with such obligations and the Collateral be made directly to Lenders. Any Lender itself may, upon the occurrence and during the continuance of an Event of Default, so notify and direct any such account debtor or other Person that such payments are to be made directly to Lenders.

(c)                Upon the occurrence and during the continuance of an Event of Default, for purposes of assisting Lenders in exercising their rights and remedies provided to Lenders under this Agreement, Grantor (i) hereby irrevocably constitutes and appoints Lenders as its true and lawful attorney, for and in Grantor’s name, place and stead, to collect, demand, receive, sue for, compromise, and give good and sufficient releases for, any monies due or to become due on account of, in payment of, or in connection with the Collateral, (ii) hereby irrevocably authorizes any Lender to endorse the name of Grantor, upon any checks, drafts, or similar items that are received in payment of, or in connection with, any of the Collateral, and to do all things necessary in order to reduce the same to money, and (iii) with respect to any Collateral, hereby irrevocably assents to all extensions or postponements of the time of payment thereof or any other indulgence in connection therewith, to each substitution, exchange or release of Collateral, to the addition or release of any party primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromise or adjustment (including adjustment of insurance payments) thereof, all in such manner and at such time or times as Lenders shall deem advisable. Notwithstanding any other provisions of this Agreement, it is expressly understood and agreed that such Lender shall have no duty, and shall not be obligated in any manner, to make any demand or to make any inquiry as to the nature or sufficiency of any payments received by it or to present or file any claim or take any other action to collect or enforce the payment of any amounts due or to become due on account of or in connection with any of the Collateral.

ARTICLE 5

MISCELLANEOUS

5.1               Remedies Cumulative. No right or remedy conferred upon or reserved to Lenders under this Agreement, the Loan Agreement or any other loan document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy of Lenders under this Agreement, the Loan Agreement or any other loan document or under applicable law may be exercised from time to time and as often as may be deemed expedient by Lenders. To the extent that it lawfully may, Grantor agrees that it will not at any time insist upon, plead, or in any manner whatever claim or take any benefit or advantage of any applicable present or future stay, extension or moratorium law, that may affect observance or performance of any provisions of this Agreement, the Loan Agreement or any other loan document; nor will it claim, take or insist upon any benefit or advantage of any present or future law providing for the valuation or appraisal of any security for its obligations under this Agreement, the Loan Agreement or any other loan document prior to any sale or sales thereof that may be made under or by virtue of any instrument governing the same; nor will Grantor, after any such sale or sales, claim or exercise any right, under any applicable law to redeem any portion of such security so sold.

5.2               Conduct No Waiver. No waiver of default shall be effective unless in writing executed by each Lender and waiver of any default or forbearance on the part of any Lender under such Lender’s Note in enforcing any of its rights under this Agreement shall not operate as a waiver of any other default or of the same default on a future occasion or of such right.

5.3               Governing Law; Consent to Jurisdiction. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of California applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. Grantor agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby may be brought in any court of the State of California, or in any court of the United States of America sitting in California, and Grantor hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person and property. Nothing in this paragraph shall affect the right of Lenders to serve process in any other manner permitted by law or limit the right of Lenders to bring any such action or proceeding against Grantor or its property in the courts of any other jurisdiction. Grantor hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts. The headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify any of the terms or provisions hereof.

5.4               Notices. All notices, demands, requests, consents and other communications hereunder shall be delivered in the manner described in the Loan Agreement.

5.5               Rights Not Construed as Duties. Lenders neither assume nor shall they have any duty of performance or other responsibility under any contracts in which Lenders have or obtain a security interest hereunder beyond the exercise of reasonable care. If Grantor fails to perform any agreement contained herein, Lenders may but is in no way obligated to perform, or cause performance of, such agreement, and the reasonable expenses of Lenders incurred in connection therewith shall be payable by Grantor under Section 5.8. The powers conferred on Lenders hereunder are solely to protect their interests in the Collateral and shall not impose any duty upon Lenders to exercise any such powers. Except for the safe custody of any Collateral in Lenders’ possession, a duty to exercise reasonable care, and accounting for monies actually received by it hereunder, Lenders shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Lenders shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which is reasonable and customary in the industry for lenders.

5.6               Amendments. None of the terms and provisions of this Agreement may be modified or amended in any way except by an instrument in writing executed by Grantor and Lenders.

5.7               Severability. If any one or more provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby, and any provision hereunder found partially unenforceable shall be interpreted to be enforceable to the fullest extent possible.

5.8	Expenses.

(a)                Grantor will, upon demand, jointly and severally, pay to Lenders an amount of any and all reasonable and documented expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, that Lenders may incur in connection with the custody, preservation, sale of, collection from or other realization upon, any of the Collateral, the exercise or enforcement of any of the rights of Lenders hereunder or under the Loan Agreement or any other loan document, or the failure of Grantor to perform or observe any of the provisions hereof.

(b)                Grantor agrees to hold harmless and indemnify Lenders from and against any and all claims, losses and liabilities actually incurred or suffered growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from Lenders’ gross negligence, breach of this Agreement, or willful misconduct.

5.9               Successors and Assigns; Termination. This Agreement shall create a continuing, absolute, unconditional and irrevocable security interest in the Collateral and shall be binding upon Grantor, its successors and assigns, and inure, together with the rights and remedies of Lenders hereunder, to the benefit of Lenders and their respective successors, transferees and assigns. Upon the irrevocable payment in full in immediately available funds of all of the Secured Obligations and the termination of all commitments to lend and letters of credit outstanding under this Agreement, the Loan Agreement or any other loan document, the security interest granted hereunder shall terminate and all rights to the Collateral shall revert to Grantor.

5.10           Evidence of Secured Obligations. Lenders’ books and records showing the Secured Obligations shall be admissible in any action or proceeding, shall be binding upon each Grantor for the purpose of establishing the Secured Obligations due from Grantor and shall constitute prima facie proof, absent manifest error, of the Secured Obligations of Grantor to Lenders.

5.11           Mediation. The parties agree to arbitrate, in San Francisco, California, through JAMS before a single arbitrator, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitration shall be conducted in accordance with the JAMS rules and procedures in effect at the time the arbitration is commenced, except as may be modified by mutual agreement of the parties. The arbitrator shall have no jurisdiction or authority to compel any class or collective action or proceeding, or to consolidate different arbitration proceedings with or join any other party to an arbitration between the parties hereto. The arbitrator’s decision shall be final, binding, and conclusive, and may be entered as a judgment in a court of competent jurisdiction. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

5.12           Limitations on Damages. To the extent not prohibited by applicable law, each party hereto hereby knowingly, voluntarily, intentionally, and irrevocably waives any right such party may have to claim or recover in any dispute or controversy any special, exemplary, punitive, or consequential damages, or damages other than or in addition to actual damages.

[Signature Page Follows]

IN WITNESS WHEREOF, Grantor has caused this Security Agreement to be duly executed as of the day and year first set forth above.

SOS HYDRATION INC., a California corporation

/s/James Mayo

By:

Name: James Mayo

Title: Chief Executive Officer

Accepted and Agreed: